EXHIBIT 3.2

Amendments to Amended and Restated By-Laws, Effective December 20, 2007

1.	Article IV, Section 7 of the Company’s Amended and Restated By-Laws was amended to read in its entirety as follows:

Section 7.   Secretary.  The Secretary shall keep a record of all proceedings of the stockholders of the Corporation and of the Board of Directors, and shall perform like duties for the standing committees when required.  The Secretary shall give, or cause to be given, notice, if any, of all meetings of the stockholders and shall perform such other duties as may be prescribed by the Board of Directors, the Board Chair, the Chief Executive Officer or the President.  The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or in the absence of the Secretary any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary or an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal. The Secretary shall also keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder, sign with the Chief Executive Officer or President or any Vice President, in the case of certificated shares, certificates for shares of the Corporation, the issuance of which shall be authorized by resolution of the Board of Directors, and have general charge of the stock transfer books of the Corporation.

2.	The title of Article V of the Company’s Amended and Restated By-Laws was amended to read in its entirety as follows:

CERTIFICATES OF STOCK; UNCERTIFICATED SHARES

3.	Article V, Section 1 of the Company’s Amended and Restated By-Laws was amended to read in its entirety as follows:

Section 1.   Form.  The shares of the Corporation shall be represented by certificates, except that the Board of Directors may provide by resolution that some, all, or any classes or series of shares shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed by or in the name of the Corporation by the Board Chair or the Chief Executive Officer or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation.  Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of the Board Chair, the Chief Executive Officer, the President, or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary may be facsimiles.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

4.	Article V, Section 1 of the Company’s Amended and Restated By-Laws was amended to read in its entirety as follows:

Section 2.   Transfer.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, in the case of certificated shares, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction on its books.  The Board may make such additional rules and regulations concerning the issue, transfer, and registration of certificates for shares or uncertificated shares as it may deem necessary and are not inconsistent with these By-Laws.

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